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[Modern Woodmen of America letterhead]


                                                          April 25, 2002



Modern Woodmen of America
1701 1st Avenue
Rock Island, IL  61201

Gentlemen:

This opinion is furnished in connection with the registration by Modern Woodmen of America ("Society") of a flexible premium variable life insurance certificate ("Certificate") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-69446) describes the Certificate. I have provided actuarial advice concerning the preparation of the certificate form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that:

(1) The illustrations of death benefits and accumulated values included in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Certificate. The rate structure of the Certificate has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for Certificate Holders at the ages illustrated than for Certificate Holders at other ages.

(2) The information contained in the examples set forth in Appendix B of the Prospectus, based on the assumptions stated in the examples, is consistent with the provisions of the Certificate.

(3) The fees and charges deducted under the Certificate, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Society.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                           Sincerely,

                                           /s/ Christopher G. Daniels

                                           Christopher G. Daniels, FSA, MAAA
                                           Consulting Actuary
                                           Modern Woodmen of America